UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 17, 2005
Date of Report (Date of earliest event reported)

CONNETICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27406 (Commission File No.)	94-3173928 (IRS Employer Identification No.)

3290 West Bayshore Road, Palo Alto, California 94303
(Address of principal executive offices, including zip code)

(650) 843-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

     On March 17, 2005, Connetics Corporation (the “Company”) entered into a definitive agreement to issue and sell $150 million in aggregate principal amount of 2.00% Convertible Senior Notes due March 30, 2015, plus up to an additional $50 million in aggregate principal amount of the notes issuable upon exercise of an option granted to the initial purchasers (collectively, the “Notes”). The Notes will be issued and sold in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act. The Notes will be convertible prior to maturity into cash or, under certain circumstances, cash and shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), having an aggregate value equal to the applicable conversion rate multiplied by the average of our closing sale price during the applicable conversion reference period. The initial conversion rate is 28.1972 shares of Common Stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $35.46, and is subject to certain anti-dilutive and other adjustments. In the event that the Company does not have sufficient authorized Common Stock on the date of conversion, the Company will issue shares of its newly authorized series C preferred stock (the “Preferred Stock”) in lieu of shares of Common Stock based on a ratio of 1.1 shares of the Preferred Stock for every 1,000 shares of Common Stock. The closing of the offering is expected to occur on March 23, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
By:	/s/ Sanjiv S. Dhawan
Sanjiv S. Dhawan
Vice President, Corporate Counsel

Date: March 22, 2005